Exhibit 99.2

                         PharmaFrontiers Completes $23
      Million Financing to Advance Therapeutics; Plans Reverse Stock Split

     THE WOODLANDS, Texas--(BUSINESS WIRE)--April 17, 2006-- PharmaFrontiers Corp. (OTCBB:PFTR), a company involved in the development and commercialization of cell therapies, has raised approximately $23 million in a private placement to institutional and other accredited investors of approximately 23 million units at $1.00 per unit, comprised of two shares of newly issued common stock and a five-year redeemable warrant to purchase one share of common stock at an exercise price of $0.65 per share. MDB Capital Group LLC acted as the exclusive placement agent.
    The proceeds will be used primarily to fund PharmaFrontiers' Phase IIb trial with Tovaxin(TM) for the treatment of multiple sclerosis. The Company expects to begin the trial in the second quarter of 2006. The funds will also be used to complete pre-clinical development and initiate human clinical trials of the Company's rheumatoid arthritis and Type 1 diabetes therapies.
    In connection with the private placement, PharmaFrontiers has agreed to file a registration statement on Form SB-2 by May 13, 2006 to register the resale of the shares of common stock and the shares underlying the warrants.
    In addition, the Company announced that its board of directors has approved, and will recommend to the Company's shareholders for their approval, a one-for-ten reverse stock split. PharmaFrontiers believes this reverse stock split will enable the Company to apply for a listing on Nasdaq.
    David B. McWilliams, chief executive officer of PharmaFrontiers, commented, "This additional capital is a tremendous catalyst for the Company and will provide us with the financial resources to implement our clinical program, for both our T-cell and stem cell technologies and to fulfill their potential as life-saving therapies. We believe that the strengthening of our capital structure in connection with the reverse stock split will provide the backbone for a strong organization with prospects for a Nasdaq listing."

    About PharmaFrontiers Corp.

    PharmaFrontiers' strategy is to develop and commercialize cell therapies to treat several major disease areas such as multiple sclerosis, rheumatoid arthritis, pancreatic and cardiac conditions. PharmaFrontiers has exclusive license from Baylor College of Medicine for individualized cell therapies that will be starting an FDA Phase IIb clinical trial to evaluate effectiveness in treating MS. The company also holds the exclusive worldwide license for an autologous T cell vaccine for rheumatoid arthritis from the Shanghai Institutes for Biological Sciences (SIBS), Chinese Academy of Sciences of the People's Republic of China. The company also holds the exclusive worldwide license from the University of Chicago, through its prime contractor relationship with Argonne National Laboratory, for patents relating to the use of adult pluripotent stem cells derived from patients' own circulating blood.

    About MDB Capital Group LLC

    MDB Capital Group is a research driven investment bank providing financial services to emerging growth companies, as well as institutional asset management firms, mutual funds, hedge funds and high net worth individuals.

    Founded in 1997, MDB provides the following professional services:

    --  Equity Research

    --  Equity Sales and Trading

    --  Investment Banking

    --  Fixed Income Sales and Trading

    MDB is an NASD licensed broker-dealer and a member of the Securities Investor Protection Corporation ("SIPC"). MDB is based in Santa Monica, CA with an office in New York City.

    Safe Harbor Statement

    This press release contains "forward-looking statements," including statements about PharmaFrontiers' growth and future operating results, discovery and development of products, strategic alliances and intellectual property, as well as other matters that are not historical facts or information. These forward-looking statements are based on management's current assumptions and expectations and involve risks, uncertainties and other important factors, specifically including those relating to PharmaFrontiers' ability to obtain additional funding, develop its stem cell technologies, achieve its operational objectives, and obtain patent protection for its discoveries, that may cause PharmaFrontiers' actual results to be materially different from any future results expressed or implied by such forward-looking statements. PharmaFrontiers undertakes no obligation to update or revise any such forward-looking statements, whether as a result of new information, future events or otherwise.

    CONTACT: PharmaFrontiers Corp.
             Lynne Hohlfeld, 281-719-3421
             lhohlfeld@pharmafrontierscorp.com
             or
             Investor Relations Contacts:
             Lippert/Heilshorn & Associates
             Kim Sutton Golodetz, 212-838-3777
             kgolodetz@lhai.com
             or
             Bruce Voss, 310-691-7100
             bvoss@lhai.com